Rule 424(b)(3)
                                             File No. 33-45490
                                             File No. 33-45490-01


PRICING SUPPLEMENT NO.    66D      DATED  November 22, 1995
(To Prospectus Dated August 12, 1992, as supplemented by the Prospectus Supplement Dated August 19, 1992)

SOUTHWESTERN BELL CAPITAL CORPORATION
Medium-Term Notes, Series D
Due From 9 months to 30 Years From Date of Issue


Fixed Rate Note

Trade Date:       11/21/1995    Interest Rate Per       6.61%
                                Annum:

Settlement        11/27/1995    Stated Maturity       11/27/2006
Date:                           Date:

Issue Price (expressed as a percentage of the Principal Amount, before
Agent's discount):        100.00%

Agent's commission or discount from Issue Price (expressed as a
percentage of the Issue Price):   .625%

Regular Interest Payment Dates:    March 1 and September 1

Form of Note: Book Entry           Depository: DTC

Principal amount offered to or through each Agent:

 $5,000,000  Salomon Brothers Inc,        X    agent      principal
             acting as:

             CS First Boston                   agent      principal
             Corporation, acting as:

             Merrill Lynch & Co.,              agent      principal
             acting as:

If acting as principal, the Agents propose to resell the Notes at varying prices related to prevailing market prices at the time of resale, as determined by each Agent. Each Agent will be committed to take and pay for its respective principal amount of the Notes if any are taken by such Agent.


Redemption:

 X       The Notes are not redeemable prior to the Maturity
         Date.

         The Notes are redeemable prior to the Maturity Date at the option of the Company on and after ____________ at par.